Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 33-25774, 33-27144, 33-44551, 33-51005, 33-56289, 33-64317, 33-49060, 333-15255, 333-46615) of R.H. Donnelley Corporation of our report dated February 21, 2000, relating to the consolidated financial statements which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
March 27, 2000